Exhibit 4.5
DESCRIPTION OF REGISTRANT’S SECURITIES
Authorized and Outstanding Securities
Our charter authorizes the issuance of 110.0 million shares, consisting of 100.0 million shares of Common Stock, $0.0001 par value per share, and 10.0 million shares of preferred stock, $0.0001 par value. The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Our charter provides that the Common Stock will have identical rights, powers, preferences and privileges.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
There are no preemptive rights, redemption provisions or sinking fund provisions applicable to the Common Stock.
Election of Directors
Our board of directors is divided into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Preferred Stock
Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management.

Exhibit 4.5
As of our fiscal year ended September 28, 2024, there were no shares of Preferred Stock outstanding. Shares of Series A Convertible Cumulative Preferred Stock issued in connection with our 2015 business combination were either purchased by us or converted by us into Common Stock.
Warrants
As of our fiscal year ended September 28, 2024, there were outstanding warrants to purchase an aggregate of 1,000,000 shares of our Common Stock, on a one-for-one basis, at an exercise price of $25.00 per share during a five-year exercise period, expiring at 5:00 p.m., Eastern Time, on December 7, 2028 (the “Warrants”). Two-thirds of the Warrants were immediately exercisable upon issuance (on December 7, 2023), while the remaining Warrants became exercisable upon the holder satisfying certain funding conditions pursuant to a joint venture agreement during our fiscal year 2024. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to proportional adjustment in the event of a recapitalization, stock dividend or similar event. In the event of any reorganization or reclassification of our company, consolidation or merger where we are not the surviving entity, or dissolution or liquidation or winding up of our company, upon exercise of the Warrants the holder(s) have the right to receive the same consideration as other holders of our Common Stock. The Warrants are transferable, subject to certain conditions, and were issued without registration under the Securities Act of 1933, as amended, pursuant to an exemption therefrom.

A more detailed description of the Warrants is contained in the Warrant Agreements filed as exhibits to our Annual Report on Form 10-K for the year ended September 28, 2024.
Dividends
We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends. In addition, certain of our loan agreements restrict the payment of dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, debt covenants and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time.
Certain Anti-Takeover Provisions Under our Charter and Pursuant to Delaware Law
Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:
•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;
•subject to any rights of holders of existing preferred shares, the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

Exhibit 4.5
•the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•limiting the liability of, and providing indemnification to, our directors and officers;
•controlling the procedures for the conduct and scheduling of stockholder meetings;
•providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;
•permitting the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, American Securities LLC (through its affiliate ASP BB Holdings LLC) beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our Common Stock;
•advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company;
•requiring an affirmative vote of at least two-thirds of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to our certificate of incorporation if, at any time and for so long as, American Securities LLC (through its affiliate ASP BB Holdings LLC) beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our Common Stock; and
•requiring an affirmative vote of at least two-thirds of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for so long as, American Securities LLC (through its affiliate ASP BB Holdings LLC) beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our Common Stock.
These provisions, alone or together, could delay hostile takeovers and changes in control of our Company or changes in our board of directors and management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding Common Stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.